Exhibit 10.1

SUMMARY OF OFFICER COMPENSATION ARRANGEMENTS

The following table sets forth the revised salary and bonus arrangements of certain “named executive officers,” as defined in Item 402 of Regulation S-K, of Digirad Corporation (the “Company”) for 2005.  The named executive officers of the Company listed below are also eligible to receive option grants under the Company’s 2004 Stock Incentive Plan, at the discretion of, and on the terms approved by, the board of directors.  The determination of who constitutes a named executive officer is being made as of July 27, 2005 and may subsequently change, depending on the amount of cash bonuses awarded by the board of directors to the Company’s officers with respect to services performed during the fiscal year.

		2005 Compensation
Executive Officer	Position	Salary (1)	Bonus
Gerhard F. Burbach (2)	President and Chief Executive Officer	$325,000		(3)
Vera P. Pardee	Vice President, General Counsel and Secretary	230,000		(4)
Todd P. Clyde	Chief Financial Officer	225,000		(4)
Peter M. Sullivan (5)	Senior Vice President of Operations	200,000		(3)
David M. Sheehan (6)	Former President and Former Chief Executive Officer	300,000		(4)
Herbert J. Bellucci (7)	Former Senior Vice President of Operations	188,000		(4)

(1)          All salaries effective as of April 1, 2005, other than the salaries for (a) Mr. Burbach, which is effective as of April 25, 2005 and (b) Mr. Sullivan, which is effective as of April 28, 2005.

(2)          Mr. Burbach commenced serving as the Company’s President and Chief Executive Officer as of April 21, 2005.  Mr. Burbach has served as a member of the Company’s board of directors since October 2004.  Mr. Burbach will also be entitled to be reimbursed for reasonable travel and living expenses and for reasonable expenses incurred in connection with any relocation.

(3)          Each of Mr. Burbach and Mr. Sullivan is eligible to receive an annual bonus at the discretion of the Company’s board of directors based upon meeting certain financial and other performance criteria to be established for each such person.

(4)          The aggregate bonus amount payable to the Company’s executive officers eligible to receive such bonuses (the “Aggregate Bonus Amount”) in 2005 is equal to (i) 1.667% of each dollar of the Company’s revenue over $68.0 million plus (ii) 5% of each dollar of the Company’s net income if total net income is above $1.0 million.  In the event, however, that certain minimum revenue and net income thresholds are not met, no bonuses will be paid.  Each executive officer eligible to receive bonuses will be entitled to receive that portion of the Aggregate Bonus Amount which is equal to the quotient obtained by dividing (i) such executive officer’s base salary by (ii) the sum of all base salaries for the Company’s executive officers eligible to receive bonuses.  The bonus amounts payable to each of the Company’s executive officers may be reduced in the event that the individual goals for each such executive officer are not achieved.  The bonus amounts will be accrued quarterly and paid following the completion of the Company’s 2005 audit.

(5)          Mr. Sullivan commenced serving as the Company’s Senior Vice President of Operations as of April 28, 2005.  Mr. Sullivan has provided consulting services to the Company since January 2005.  Mr. Sullivan will also be entitled to be reimbursed for reasonable travel and living expenses and for reasonable expenses incurred in connection with any relocation.

(6)          Mr. Sheehan ceased serving as the Company’s President and Chief Executive Officer as of April 21, 2005.

(7)          Mr. Bellucci ceased serving as the Company’s Senior Vice President of Operations as of April 21, 2005.